EXHIBIT 21.1

ENZON PHARMACEUTICALS, INC.

Subsidiaries of Registrant

Subsidiary	State or Other Jurisdiction of Incorporation
SCA Ventures, Inc.	Delaware
Evivrus, Inc.	Delaware